Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-20531 of Data Systems Network Corporation on Form S-3 of our report dated March 10, 1995 (relating to the financial statements of Data Systems Network Corporation for the year ended December 31, 1994) appearing in the Annual Report on Form 10-K of Data Systems Network Corporation for the year ended December 31, 1996, and to the references to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/S/ Deloitte & Touche LLP

Detroit, Michigan
April 14, 1997